Tronox Names David Klvac Controller

Oklahoma City, Jan. 2, 2007 - Tronox Incorporated (NYSE: TRX, TRX.B) has named David J. Klvac vice president and controller.
Klvac has nearly a decade of experience in financial reporting and accounting, with increasing levels of responsibility and four years in public accounting. Prior to joining Tronox, he served as assistant corporate controller of Smithfield Foods, Inc. He joined Smithfield as director of financial reporting in 2004 and was promoted to assistant corporate controller in 2005. Previously, he was manager of external financial reporting for MidAmerican Energy Holdings Company from 2002 to 2004.
Klvac holds a bachelor of business administration in accounting from the University of St. Thomas in Houston.
Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Media Contact: Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact: Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

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